Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Members’ of
NetWolves, LLC and Subsidiaries

Report on the Financial Statements

We have audited the accompanying consolidated balance sheets of NetWolves, LLC and Subsidiaries as of December  31, 2014 and 2013, and the related statements of income, changes in members’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NetWolves, LLC and Subsidiaries as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Marcum llp
Melville, NY
August 12, 2015

NetWolves, LLC and Subsidiaries

CONSOLIDATED BALANCE SHEETS

December 31, 2014 and 2013

ASSETS

CURRENT ASSETS	2014	2013
Cash and cash equivalents	$1,512	$695,905
Accounts receivable, net of allowance for doubtful accounts
of $154,010 and $123,672 respectively	1,008,997	1,414,098
Prepaid expenses	41,901	8,787

Total current assets	1,052,410	2,118,790

PROPERTY AND EQUIPMENT, net	2,442,724	1,245,885

PREPAID LICENSING COSTS, net of accumulated
amortization of $531,766 and $398,824, respectively	6,828	139,769

Deposits	48,782	60,943

Total Assets	$3,550,744	$3,565,387

LIABILITIES AND MEMBERS' DEFICIT

CURRENT LIABILITIES
Bank overdraft	$180,000	$66,898
Accounts payable	2,032,348	1,831,414
Universal service charge payable	236,499	152,786
Revolving line of credit	315,802	1,051,180
Current portion of notes payable	238,909	-
Accrued and other current liabilities	1,530,150	1,179,833
Total current liabilities	4,533,708	4,282,111

LONG-TERM LIABILITIES
Notes payable, net of current portion	451,641	-
Other taxes payable, net of current portion	57,995	99,850
Total long-term liabilities	509,636	99,850

TOTAL LIABILITIES	5,043,344	4,381,961

COMMITMENTS AND CONTINGENCIES	-	-

MEMBERS' DEFICIT	(1,492,600)	(816,574)

Total Liabilities & Members' Deficit	$3,550,744	$3,565,387

See Notes to Consolidated Financial Statements.

NetWolves, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31, 2014 and 2013

	2014	2013

Revenues	$29,571,582	$27,543,528

Cost of revenues	17,604,882	16,823,143

Gross profit	11,966,700	10,720,385

Operating expenses
Selling, general and administrative	11,663,546	10,486,557

Operating income	303,154	233,828

Other Income (expense), net
Interest and other income, net	(3,859)	108,001

Net income	$299,295	$341,829

See Notes to Consolidated Financial Statements.

NetWolves, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' DEFICIT

For the years ended December 31, 2014 and 2013

Members' Deficit
Balance, January 1, 2013	$(1,013,506)

Distributions	(144,897)

Net income	341,829

Balance, December 31, 2013	(816,574)

Distributions	(975,321)

Net income	299,295

Balance, December 31, 2014	$(1,492,600)

See Notes to Consolidated Financial Statements.

NetWolves, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2014 and 2013

	2014	2013

Cash flows from operating activities:
Net income	$299,295	$341,829

Adjustments to reconcile net income to net cash
Depreciation and amortization	437,884	310,747
Bad debt expense	119,609	88,504
Changes in operating assets and liabilities:

Accounts receivable	285,492	78,208
Prepaid licensing cost	132,941	132,941
Prepaid expenses	(33,114)	19,237
Deposits	12,161	(11,536)
Accounts payable	200,933	(604,781)
Universal service charge	83,713	99,813
Accrued and other current liabilities	308,463	170,408
Net cash provided by operating activities	1,847,377	625,370

Cash Flow from Investing Activities
Purchase of equipment	(882,007)	(539,348)

Cash Flow from Financing Activities:
Bank overdraft	113,102	66,899
Repayments of notes payable	(62,166)	-
(Repayments) borrowings on revolving line of credit, net	(735,378)	453,357
Distributions to members	(975,321)	(144,897)
Net cash (used in) provided by financing activities	(1,659,763)	375,359

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(694,393)	461,381
Cash and cash equivalents - beginning of the year	695,905	234,524
Cash and cash equivalents - end of year	$1,512	$695,905

SUPPLEMENTAL DISCLOSURE OF CASH INFORMATION
Interest paid	$41,255	$31,632

Income tax paid	$-	$-

Equipment acquired through note payable	$752,716	$-

See Notes to Consolidated Financial Statements.

NetWolves, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – DESCRIPTION OF BUSINESS

NetWolves, LLC, (“NetWolves”)  a New York Limited Liability Company, was reorganized on September 1, 2008, and has the following wholly-owned subsidiaries: NetWolves Network Services, LLC (“NNS”), NetWolves IP, LLC, NetWolves Managed Services, LLC (“NMS”) and TSG Global Education Web, LLC, which was dissolved in 2013 ("TSG") (collectively, the “Company", or “we”, ‘us”, “our”).  Our operating and capital structure is governed by an operating agreement and except as expressly provided by law and/or contractual obligations, our members do not have any personal liability for any of our obligations with the exception of a personal guarantee by our majority member as disclosed in note F line of credit.

We are a global telecommunications and internet managed services provider offering a single-source network solution providing multi-carrier and multi-vendor implementation to over 1,000 customers worldwide.  Our principal activity is to design, manage and deliver products and services allowing people and networks to access the Internet and telecommunications networks, efficiently and cost effectively. In addition to the prevailing networking equipment, we also offer our patented system technology to organizations with complex requirements, that our plug ‘n’ play perimeter office security platforms and secure remote monitoring and management (“SRM2 TM”) system ideally solve.   Additionally, our advanced, centralized, reporting offers the ability for corporate executives to view, via the Internet, both statistical and performance-based metrics for their global network.

We have achieved an offering of managed products and services that meet the necessary requirements for organizations to contract with a single source to attain the benefits and flexibility of a wide variety of public data networks.  Additionally, we provide a variety of technologies, including our patented technology, to provide a high level of security through an integrated approach to management, monitoring and interoperability for small and medium remote enterprise locations (locations with less than 500 network users). We have a Managed Services Offering (MSO) that provides complete system solutions to organizations needing cost-effective network security features such as firewall, virtual private networking, routing, content filtering, email and other services with Internet-based expansion capabilities. Our patented system technology enables organizations to achieve corporate Information technology (IT) initiatives through the deployment of easily installable perimeter office security platforms, coupled with SRM2 TM system.  SRM2 TM provides centralized management capabilities for hundreds or thousands of remote locations without risking networking integrity because it has no requirement to open an administrative port on the remote device, which is common network vulnerability

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the consolidated financial statements are as follows:

Principles of Consolidation

The consolidated financial statements include the accounts of NetWolves, LLC and its wholly-owned subsidiaries. All subsidiaries are inactive and have no operations. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates and assumptions relate to estimates of collectability of accounts receivable, universal service charge liability and lives assigned to property and intangible assets. Actual results could differ from those estimates.

Revenue Recognition

We recognize revenue when all of the following criteria have been met:

•           Persuasive evidence of an arrangement exists;
•           Services have been rendered;
•           The fee for the arrangement is fixed or determinable; and
•           Collectability is reasonably assured.

NetWolves, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Persuasive Evidence of an Arrangement Exists - We document all terms of an arrangement in a written contract signed by the customer prior to recognizing revenue.

Delivery Has Occurred or Services Have Been Performed - We perform all services prior to recognizing revenue. Professional consulting services are considered to be performed when the services are complete.

The Fee for the Arrangement is Fixed or Determinable - Before recognition of revenue, a customer’s fee is either fixed or determinable under the terms of the written contract. Fees for most monthly services and professional consulting services are fixed under the terms of the written contract. Fees for certain monthly services, including certain portions of networking, storage, and content distribution and caching services, are variable based on an objectively determinable factor such as usage. Those factors are included in the written contract such that the customer’s fee is determinable. The customer’s fee is negotiated at the outset of the arrangement and is not subject to refund or adjustment during the term of the arrangement.

Collectability is Reasonably Assured - We take steps to ensure that collectability is reasonably assured prior to recognizing revenue. Collectability is assessed on a customer-by-customer basis based on criteria outlined by management. New customers are subject to a credit review process, which evaluates the customer’s financial position and ultimately its ability to pay.

Shipping and Handling Costs

All shipping and handling expenses are charged to cost of sales.  Amounts billed to customers related to shipping and handling costs are included as a component of sales. Shipping and handling costs relate to shipments of the Company’s equipment to customer locations. Title to this equipment does not pass to the customer.

Cash and Cash Equivalents

Cash and cash equivalents represent cash and short-term, highly liquid investments with maturities of three months or less from the date of acquisition. Dividend and interest income are recognized when earned.

Accounts Receivable, net

Our credit terms for our billings are generally net 30 days.  Accounts receivable are determined to be past due if payment is not made in accordance with the terms of our contracts and receivables are written off when they are determined to be uncollectible.

We evaluate the allowance for doubtful accounts on a regular basis for adequacy.  The level of the allowance accounts and related bad debts are based upon our review of the collectability of our receivables in light of historical experience, adverse situations that may affect the customer’s ability to repay, and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  We perform ongoing credit evaluations of our customers and generally do not require collateral as we believe we have collection measures in place to limit the potential for significant losses.

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of trade accounts receivable, and cash and cash equivalents.

The Company maintains cash balances in certain U.S. financial institutions, which, at times, may exceed the Federal Depository Insurance Corporation (“FDIC”) coverage of $250,000.  The Company has not experienced any losses on these accounts and believes it is not subject to any significant credit risk on these accounts.

NetWolves, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Major improvements are capitalized and minor replacements, maintenance and repairs are charged to expense as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheets. Depreciation is expensed over the estimated useful lives of the assets, which range from two to eight years, on a straight-line basis. We amortize leasehold improvements over the useful life of the related leasehold improvement or the life of the related lease, whichever is less.

Prepaid Licensing Costs

Prepaid licensing costs, which arise from costs incurred to perform an upgrade of our billing system in 2010 under the agreement discussed at Note I, are being amortized over the term of such agreement using the straight line method. Amortization for prepaid licensing cost approximated $132,940 for the years ended December 31, 2014 and 2013.

 Impairment of Long-lived Assets

The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. If required, the Company compares the estimated fair value determined by either the undiscounted future net cash flows or appraised value to the related asset’s carrying value to determine whether there has been an impairment. If an asset is considered impaired, the asset is written down to fair value, which is based either on discounted cash flows or appraised values in the period the impairment becomes known.  No assets were determined to be impaired as of December 31, 2014 and 2013.

Income Taxes

Because we have elected to be taxed as a pass through entity, no provision or benefit for income taxes has been included in these consolidated financial statements.  Rather, taxable income or loss passes through to, and is reportable by, our members on their personal tax returns.

Pursuant to the “Accounting for Uncertainty in Income Taxes” topic of the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) we are required to evaluate each of our tax positions to determine if they are more likely than not to be sustained if the taxing authority examines the respective position.  A tax position includes an entity's status as a pass-through entity, and the decision not to file a tax return. We do not believe we have taken any uncertain tax positions on any of our open income tax returns filed through the year ended December 31, 2014 that would require recognition in the consolidated financial statements.  Our methods of accounting are based on established income tax principles approved in the Internal Revenue Code and/or regulations of various state taxing authorities are properly calculated and reflected within our income tax returns.  In addition, we have filed income tax returns in all applicable jurisdictions in which we had material nexus warranting a tax return filing. The Company recognizes interest and penalties if any as income tax expense. Our federal and state income tax returns are currently open to audit under the statute of limitations by the Internal Revenue Service and/or various state taxing authorities for the years ended December 31, 2011 through December 31, 2014.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature and/or because the terms of certain obligations (e.g. our line of credit and long-term debt) are similar to terms we could currently negotiate.

NetWolves, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09 “Revenue from contracts with customers”, a comprehensive new revenue recognition standard which will supersede previous existing revenue recognition guidance. The standard creates a five-step model for revenue recognition that requires companies to exercise judgment when considering contract terms and relevant facts and circumstances. The five-step model includes (1) identifying the contract, (2) identifying the separate performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations and (5) recognizing revenue when each performance obligation has been satisfied. The standard also requires expanded disclosures surrounding revenue recognition. The standard is effective for fiscal periods beginning after December 15, 2017 and allows for either full retrospective or modified retrospective adoption. The Company is currently evaluating the impact of the adoption of this standard on its Consolidated Financial Statements.

In August 2014, the FASB issued ASU 2014-15 Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The standard will require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. In connection with each annual and interim period, management will assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the issuance date .The new standard defines substantial doubt and provides example indicators. The definition of substantial doubt incorporates a likelihood threshold of “probable” similar to the current use of that term in U.S. GAAP for loss contingencies. The new standard will be effective for all entities in the first annual period ending after December 15, 2016 (December 31, 2016 for calendar year-end entities). Earlier application is permitted. The Company is currently evaluating the impact of the adoption of this standard on its Consolidated Financial Statements.

In April 2015, the FASB issued ASU 2015-03, “Interest—Imputation of Interest” (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (ASU 2015-03), which requires entities to present debt issuance costs related to a recognized debt liability as a direct deduction from the carrying amount of that debt liability.  The guidance in ASU 2015-03 does not address debt issuance costs related to revolving debt arrangements. The standard is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted for financial statements that have not been previously issued. The adoption of this standard will affect future presentation and disclosure of the Company’s financial statements.

In April 2015, the FASB issued ASU 2015-05, “Intangibles—Goodwill and Other— Internal-Use Software” (Subtopic 350-40) This ASU provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The Company is currently evaluating the impact of the adoption of this standard on its Consolidated Financial Statements.  For public business entities, the guidance is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015. For all other entities, the guidance is effective for annual periods beginning after December 15, 2015, and interim periods in annual periods beginning after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on its Consolidated Financial Statements.

In June 2015, the FASB issued ASU 2015-10, “Technical Corrections and Improvements” which amends a number of Topics in the FASB Accounting Standards Codification. The ASU is part of an ongoing project on the FASB’s agenda to facilitate Codification updates for non-substantive technical corrections, clarifications, and improvements that are not expected to have a significant effect on accounting practice or create a significant administrative cost to most entities. The ASU will apply to all reporting entities within the scope of the affected accounting guidance. The amendments that require transition guidance are effective for all entities for fiscal years, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. All other amendments were effective on issuance.  The adoption of this standard may affect future presentation and disclosure of the Company’s financial statements.

NetWolves, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C – PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows:
	December 31, 2014	December 31, 2013
Equipment	$3,253,936	$2,041,946
Assets not yet placed in service	529,800	107,067
	3,783,736	2,149,013
Less accumulated depreciation	(1,341,012)	(903,128)
Property and equipment, net	$2,442,724	$1,245,885

Depreciation expense amounted to approximately $437,884 and $310,747 for the years ended December 31, 2014 and 2013, respectively.

NOTE D – ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following at December 31, 2014 and 2013:

	December 31, 2014	December 31, 2013
Accrued bonuses	$546,595	$474,595
Accrued - other	423,990	189,451
Accrued commissions	58,026	30,634
Sales taxes payable	371,432	298,619
Customer prepayments	130,107	186,534
	$1,530,150	$1,179,833

NOTE E – RELATED-PARTY TRANSACTIONS

One of our directors and members is a partner in the law firm that acts as our general counsel. We incurred legal fees of approximately $100,000 and $130,000 to his law firm during the years ended December 31, 2014 and 2013. There were no amounts due to the law firm at December 31, 2014 and 2013.

Another director and member of the company has an ownership interest in a firm that provides management consulting services to us. We incurred consulting fees of approximately $100,000 and $187,500, respectively to this entity during the years ended December 31, 2014 and 2013, respectively. Amounts due to this firm were $9,872 and $8,771 at December 31, 2014 and 2013 respectively and are included in accounts payable.

NOTE F – LINE OF CREDIT

At December 31, 2012, we had a line of credit with a bank, which required interest to be payable monthly at a rate of LIBOR plus 3% (subject to a 4% floor rate) and allowed for maximum borrowings equal to the lesser of (a) 80% of eligible accounts receivable, as defined; or (b) $1,400,000.  Borrowings were secured by substantially all of our assets and the personal guarantee of our majority member.  As consideration for this guarantee, we paid this member approximately $20,000 during 2013 (or 4% of the average daily line of credit balance on an annualized basis and is included in selling, general and administrative expenses.

On June 27, 2013, we repaid the line of credit when we entered a new line of credit with another bank (the “Bank”) which allows for maximum borrowings of $2,000,000.  Advances under the line bear interest at a rate of LIBOR plus 2.25% and are secured by substantially all of our assets (the interest rate approximated 2.4% at December 31, 2014 and December 31, 2013).   At December 31, 2014 and 2013, we had approximately $1,413,000 and $678,000 available under the line of credit respectively (after reduction of availability for the letters of credit disclosed at Note J).   During the years ended December 31, 2014 and 2013, we paid our majority member fees of approximately $31,000 and $10,000, respectively, in connection with this banking relationship and is included in selling, general and administrative expenses.

NetWolves, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE F – LINE OF CREDIT (continued)

In July 2015, the Bank extended the Company's $2.0 million line of credit and increased the maximum borrowings to $3.0 million.  Advances under the line, which expires on August 26, 2016 bear interest at a rate of LIBOR plus 2.25% and are secured by substantially all of the assets of the Company, and is guaranteed by Vasomedical, Inc.

NOTE G – NOTES PAYABLE

Two notes payable to Dell Financial Services having initial balances of approximately $471,500 and $281,200. The notes, which are secured by the financed equipment, bear interest at a fixed rate of 6.55% per annum and are payable in 36 consecutive monthly principal and interest payments of approximately $14,500 and $8,600, respectively. At December 31, 2014 future scheduled maturities of notes payable are as follows:

Years Ending
December 31,	Amounts
2015	$238,909
2016	255,026
2017	196,615
Subtotal	690,550
Less current portion	(238,909)
$451,641
NOTE H – OTHER TAXES PAYABLE

Other taxes payable consist of taxes due to one state as a result of the Company’s Chapter 11 Plan of Reorganization confirmed on August 30, 2008. The confirmed plan contained the following terms:

Priority	Amount	Interest Rate	Frequency	Amount
Priority	$198,442	2%	60 monthly	$3,488
General	$8,347	0%	24 monthly	$348

At December 31, 2014 and 2013, amounts due totaled $99,850 and $141,704 respectively. Current portion in the amount of $41,854 is included in accrued liabilities for the years ended December 31, 2014 and 2013.

NOTE I – MEMBERS’ DEFICIT

Phantom Stock Plan

Effective January 1, 2012, our Board of Directors approved the NetWolves Network Services, LLC Equity Sharing Plan (the “Plan”) which provides for annual grants of “phantom stock equity” in the form of units (the “Phantom Shares”) to certain of our employees (the “Participants”).    At December 31, 2014 and 2013, total grants allowed under the Plan were 420,000 shares, provided that any Phantom Shares that are canceled will be restored to the Plan and made available for future grant.

The Plan is administered by the Board, which among other things has the authority to approve grants and determine fair values and exercise prices (such prices are generally equal to the fair value of the Phantom Shares at the date of grant).   At December 31, 2014 and 2013 we had 382,158 Phantom Shares outstanding, which shares had initial estimated values of $1.00 per share.   A Participant may generally exercise 50% of his Phantom Shares two years after the date of grant, and the remaining 50% after three years from the grant date, provided that such shares shall be canceled if not exercised by the end of the eighth calendar year following the grant date.   In addition, if a Participant is terminated due to retirement, death or disability, all of their Phantom Shares, vested or not, will become immediately exercisable by such Participant and/or their beneficiary.  Furthermore if a Participant is terminated without cause and/or voluntary resigns, they may exercise all of their vested shares whereas termination for cause will result in the cancelation of the Phantom Shares.  At December 31, 2014 and 2013, the Company has accrued $374,595 and $314,595, respectively, for the issuance of Phantom Shares.

NetWolves, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE J - COMMITMENTS AND CONTINGENCIES

Leases
We lease our operating facilities and certain equipment under non-cancelable operating lease agreements. The term of the lease for our Tampa, FL location has been amended and expires in May 2016 and has a monthly base rent in the amount of $8,365. The term of the lease for our New York office expires in August 2015 and has a monthly base rent in the amount of $838. The company also has an equipment lease that expire in July of 2015 which calls for monthly rent payments in the amount of $8,964.

Future minimum lease payments, including leases entered subsequent to December 31, 2014, are approximately as follows:

Year Ending December 31,	Amounts

2015	$193,404
2016	48,803
Total	$242,207

Rent expense under all operating leases approximated $264,700 and $188,700 for the years ended December 31, 2014 and 2013, respectively.

Employment Agreement

We are obligated under four employment agreements with certain officers that require us to pay salaries at an annual rate aggregating approximately $705,000. If we terminate any of the officers without cause we will be required to pay them one year of their base compensation.  The terms are for one year, subject to two additional one-year extensions.

Licensing and Support Service Agreement

In 2010, we incurred significant costs in connection with the execution of a licensing and support service agreement for the upgrade of our billing system.  The unamortized costs for this upgrade are reflected as prepaid licensing costs in the accompanying consolidated balance sheets.  The agreement initially was set to expire in December 2014, however, it was extended for a period of two years in June 2013 (and accordingly now expires in December 2016). The agreement provides for monthly recurring charges based on a percentage of billed revenues using these services, which charges aggregated approximately $314,500 and $392,200 in 2014 and 2013, respectively.

Letters of Credit

At December 31, 2014 and December 31, 2013 we are contingently liable under two standby letters of credit approximating $270,500 in total.  The letters of credit are being maintained as security for debt service payments to two vendors.

NOTE K – SUBSEQUENT EVENTS

In January 2015, the Company adopted the NetWolves, LLC 401(k) Plan to provide retirement benefits for its employees. As allowed under Section 401(k) of the Internal Revenue Code, the plan provides tax-deferred salary deductions for eligible employees. Employees are eligible to participate in the next quarter enrollment period after employment. The Company intends to offer an annual discretionary match of up to 10% of the employee’s contribution to the plan.

On May 29, 2015, Vasomedical, Inc. entered into an agreement for, and completed its purchase of, all of the assets of NetWolves, LLC and its affiliates,  including the membership interests in NetWolves Network Services LLC  (collectively, the “NetWolves Entities”) for $18,000,000 (the “Purchase  Price”).

Cash and cash equivalents	$733
Accounts receivable and other current assets	1,638
Other assets	50
Property and equipment	2,359
Accounts payable and other current liabilities	(4,377)
Long term debt	(1,706)
Goodwill	19,303
Total	$18,000